Exhibit 99.1

ATP Announces Third Quarter 2011 Results

HOUSTON--(BUSINESS WIRE)--November 8, 2011--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced third quarter 2011 results.

Oil and gas production for the third quarter 2011 was 2.2 million barrels of oil equivalent (Boe), or 24,200 Boe per day, compared to 1.9 MMBoe (21,100 Boe per day) for the third quarter 2010, reflecting a 15% increase. Revenues from oil and gas production were $170.1 million for the third quarter 2011 compared to $102.1 million for the third quarter 2010. Increased revenues from production were attributable to higher production volumes and higher oil prices. Oil represented 69% of total production for the third quarter 2011, compared to 58% of total production for the third quarter 2010. ATP continues to sell a majority of its oil production at prices close to Louisiana Light Sweet pricing (LLS), currently trading at a substantial premium to West Texas Intermediate pricing (WTI).

The Mississippi Canyon (MC) Block 942 #2, located in approximately 4,000 feet of water, was completed at a measured depth of 21,400 feet in the Miocene S sand at ATP’s deepwater Telemark Hub in the Gulf of Mexico. This will be the fourth well tied back to the ATP Titan floating drilling and production platform located at MC Block 941. ATP encountered 167 feet of additional net pay sands above pre-drill estimates. These sands are in addition to the 72 feet of logged net oil pay seen in the original target sand at the Morgus well located at MC 942 #2. Because of the considerable additional hydrocarbon-bearing sands, ATP is adjusting its completion plan to include two new gravel packs which will extend the projected completion time to late January 2012, and ATP expects a positive effect on production by extending the production life and third-party reserve estimates associated with MC 942. ATP operates the deepwater Telemark Hub with a 100% working interest and owns 100% of the subsidiary that owns the ATP Titan and associated pipelines and infrastructure.

The second Clipper well, located at Green Canyon (GC) 300 #4, in approximately 3,450 feet of water, encountered 56 feet of logged net oil pay confirming reserves previously booked. The 9-5/8 inch casing has been set at 15,778 feet measured depth through the pay intervals. The well will now be completed and tested. In July 2011, ATP successfully completed and flow tested the first Clipper well, GC 300 #2 ST #1, at a rate of 45.6 MMcf per day and 4,656 Bbls per day. The pipeline lay barge for the Clipper wells is contracted for third quarter 2012 and will tie in both the GC 300 #4 and #2 wells to the Murphy Oil operated Front Runner production facility. ATP operates Clipper and presently owns a 100% working interest.

Lease operating expense for the third quarter 2011 was $27.7 million ($23.5 million recurring and $4.2 million workover expenses) compared to $27.5 million ($21.6 million recurring and $5.9 million workover expenses) for the third quarter 2010. Recurring operating expenses per Boe for the third quarter 2011 were $10.55 compared to $11.10 for the third quarter 2010, a 5% decrease. Per-unit costs improved as fixed costs were spread over increased production volumes. Workover expenses in the third quarter of 2011 were primarily from well work and pipeline remediation at the company’s Gomez Hub.

ATP recorded a net loss attributable to common shareholders of $5.6 million or $(0.11) per basic and diluted share for the third quarter 2011, compared to $58.4 million or $(1.15) per basic and diluted share for the same 2010 period. The net loss attributable to common shareholders for the third quarter of 2011 and 2010 was impacted by items analysts sometimes exclude from their published estimates. For the third quarter of 2011, those items include workover expenses of $4.2 million, a loss on abandonment of $2.7 million, and $77.2 million related to unrealized derivative income for the quarter. For the third quarter of 2010, those items include a gain on disposal of properties of $15.0 million, a property impairment of $3.0 million, and workover expenses of $5.9 million.

Cash flow from operating activities for the third quarter 2011 was $86.3 million compared to $20.2 million for the same period a year ago.

During September 2011, ATP’s wholly owned subsidiary, ATP Titan, LLC, entered into a Second Amendment to its term loan agreement. The lender advanced the remaining $50.0 million ($44.5 million, net of transactions costs and discount) under the terms of the original agreement.

At September 30, 2011, ATP’s net profits interests (NPI) and Override obligations amounted to $388.0 million. This increased from $379.7 million as of June 30, 2011, primarily from ongoing drilling at Clipper. Both Diamond Offshore Drilling and another supplier carry a significant portion of these costs and recoup them through their NPI’s with ATP.

During the third quarter, ATP made payments under its NPI’s and Overrides of $60.0 million. Payments for the fourth quarter of 2011 are expected to be comparable to those in the third quarter. The exact payments ATP makes each quarter under its NPI’s and Overrides are dependent on the location, quantity, and pricing of production.

The following schedule summarizes NPI and Override activity during the third quarter.

Summary of Third Quarter 2011 NPI and Override Activity
(In Thousands)
(Unaudited)

NPI and Override balance as of June 30, 2011	$379,740
Additions related primarily to Clipper development	49,885
Interest accretion	18,355
Payments to NPI and Override holders	(59,963)
NPI and Override balance as of September 30, 2011	$388,017

ATP incurred $400.0 million of capital expenditures ($379.4 million excluding capitalized interest) on oil and gas properties during the first three quarters of 2011 of which $103.2 million was funded through vendor deferral and net profit interest programs. These capital expenditures were predominantly related to the Gomez and Telemark hubs, Clipper, and the Octabuoy production platform. In the remainder of 2011, ATP anticipates incurring $70.0 million to $120.0 million in total capital expenditures, excluding capitalized interest, of which $35.0 million to $75.0 million will be contributed by vendors through existing NPI programs or deferral programs.

In the third quarter of 2011, ATP terminated certain oil swaps and received $10.7 million in proceeds. The transaction terminated 322,000 barrels swapped in 2011 and 915,000 barrels swapped in 2012. The weighted average barrel price was $91.50. Subsequent to the transaction, in the fourth quarter ATP added swaps for additional volumes of 214,000 barrels swapped in 2011 and replaced the 915,000 barrels swapped in 2012. The weighted average barrel price was $101.45. The primary purpose of the transactions was to re-price the oil swaps from a WTI basis to a LLS basis which more accurately reflects the pricing received for ATP’s oil sales.

During July, September and October 2011, ATP entered into crude oil prepaid swap transactions for 274,500, 292,800, and 146,400 barrels, respectively, at net prices of $111.84, $107.92 and $100.41 per barrel, respectively. ATP received $30.7 million, $31.6 million and $14.7 million for these swaps, respectively, at closing. During the future settlement months, ATP will deliver cash to the counterparty based on prevailing prices in the settlement months, which may be higher or lower than those at which ATP was paid.

A schedule summarizing ATP’s outstanding oil and gas derivatives can be found near the end of this press release. ATP's selected financial data schedule below contains additional information on the company’s activities for the third quarter 2011 and comparable period in 2010.

Selected Financial Data	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
	2011	2010	2011	2010

Production
Natural gas (MMcf)	4,107	4,900	12,651	14,665
Gulf of Mexico	3,586	4,338	10,988	12,223
North Sea	521	562	1,663	2,442

Oil and condensate (MBbls)	1,540	1,127	4,601	2,933
Gulf of Mexico	1,539	1,126	4,598	2,927
North Sea	1	1	3	6

Natural gas, oil and condensate
MMcfe	13,346	11,657	40,257	32,262
Boe	2,224	1,944	6,709	5,377

Average Prices
Natural gas (per Mcf)	$4.82	$4.73	$5.01	$4.83
Gulf of Mexico	4.31	4.50	4.47	4.65
North Sea	8.35	6.46	8.57	5.72
Oil and condensate (per Bbl)	97.63	69.30	96.97	70.26

Natural gas, oil and condensate
Per Mcfe	$12.75	$8.69	$12.66	$8.58
Per Boe	76.50	52.09	75.94	51.50

Deferred Revenue Recognized ($000's)
Natural gas	$-	$-	$-	$1,517
Oil and condensate	-	852	-	17,819
Total	-	852	-	19,336

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$520	$2,441	$1,118	$6,430
Unrealized	3,520	4,477	2,828	3,748
Oil and condensate contracts
Realized or settled during the period	8,972	(553)	(8,180)	(5,992)
Unrealized	73,681	(19,030)	76,583	10,613
Total	86,693	(12,665)	72,349	14,799

Third Quarter 2011 Conference Call

ATP Oil & Gas Corporation (NASDAQ: ATPG) will host a conference call on Wednesday, November 9th at 10:00 am CST to discuss the company’s third quarter results followed by a Q&A session.

3rd Quarter Results Conference Call

Date: Wednesday, November 9, 2011

Time: 11:00 am EST; 10:00 am CST; 9:00 am MST and 8:00 am PST

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 888-334-3020. A digital replay of the conference call will be available at 888-203-1112, ID# 7348227, for a period of 24 hours beginning at 1:00 pm CST.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company focused in the Gulf of Mexico, Mediterranean Sea and North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting its business. While ATP does not file reports with the SEC containing probable and possible reserve quantities, ATP occasionally will include them in presentations and discuss such reserves publicly. ATP and its independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. Any estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in the company's SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$172,175	$154,695
Restricted cash	12,660	30,270
Accounts receivable (net of allowance of $225 and $225, respectively)	95,905	92,737
Deferred tax asset	-	8,191
Derivative asset	1,880	1,688
Other current assets	35,252	26,408
Total current assets	317,872	313,989

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	4,687,122	4,291,440
Unproved properties	23,530	20,402
	4,710,652	4,311,842
Less accumulated depletion, depreciation, impairment and amortization	(1,685,647)	(1,407,206)
Oil and gas properties, net	3,025,005	2,904,636

Derivative asset	4,176	-
Deferred tax asset	16,899	-
Restricted cash	10,000	10,000
Deferred financing costs, net	43,934	48,353
Other assets, net	13,270	13,124
Total assets	$3,431,156	$3,290,102

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$286,086	$230,703
Current maturities of long-term debt	31,989	21,625
Asset retirement obligation	61,255	43,386
Deferred tax liability	17,038	-
Derivative liability	28,653	37,893
Current maturities of other long-term obligations	153,004	86,521
Total current liabilities	578,025	420,128

Long-term debt	1,983,704	1,857,784
Other long-term obligations	414,015	472,500
Asset retirement obligation	95,488	123,472
Deferred tax liability	47,768	16,956
Derivative liability	642	6,425
Total liabilities	3,119,642	2,897,265

Temporary equity-redeemable noncontrolling interest	115,406	140,851
Temporary Convertible preferred stock, $0.001 par value	68,153	-

Shareholders' equity:
Convertible preferred stock, $0.001 par value	224,583	140,000
Common stock, $0.001 par value	52	51
Additional paid-in capital	533,885	570,739
Accumulated deficit	(526,586)	(356,866)
Accumulated other comprehensive loss	(103,068)	(101,027)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	127,955	251,986
Total liabilities and equity	$3,431,156	$3,290,102

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Oil and gas production revenues	$170,135	$102,121	$509,518	$296,249

Costs, operating expenses and other:
Lease operating	27,707	27,493	101,754	89,423
Exploration	66	543	1,066	1,264
General and administrative	13,540	9,646	33,442	28,269
Depreciation, depletion and amortization	77,715	62,505	231,353	158,621
Impairment of oil and gas properties	-	2,988	45,704	15,078
Accretion of asset retirement obligation	3,722	3,566	11,157	10,419
Drilling interruption costs	-	-	19,691	8,714
Loss on abandonment	2,691	32	4,074	233
Gain on exchange/disposal of properties	(1,000)	(15,000)	(1,000)	(27,020)
	124,441	91,773	447,241	285,001
Income from operations	45,694	10,348	62,277	11,248

Other income (expense):
Interest income	68	293	184	591
Interest expense, net	(77,356)	(69,249)	(249,883)	(146,113)
Derivative income (expense)	86,693	(12,665)	72,349	14,799
Gain (loss) on debt extinguishment	-	-	1,091	(78,171)
	9,405	(81,621)	(176,259)	(208,894)

Income (loss) before income taxes	55,099	(71,273)	(113,982)	(197,646)
Income tax benefit (expense):
Current	-	297	-	70
Deferred	(44,136)	19,575	(38,784)	76,196
Total	(44,136)	19,872	(38,784)	76,266

Net income (loss)	10,963	(51,401)	(152,766)	(121,380)
Less income attributable to the redeemable noncontrolling interest	(9,829)	(4,129)	(16,954)	(12,355)
Less convertible preferred stock dividends	(6,725)	(2,820)	(12,270)	(8,420)
Net loss attributable to common shareholders	$(5,591)	$(58,350)	$(181,990)	$(142,155)

Net loss per share attributable to common shareholders:
Basic	$(0.11)	$(1.15)	$(3.56)	$(2.81)
Diluted	$(0.11)	$(1.15)	$(3.56)	$(2.81)

Weighted average number of common shares:
Basic	51,113	50,800	51,061	50,673
Diluted	51,113	50,800	51,061	50,673

CONSOLIDATED CASH FLOW DATA
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(152,766)	$(121,380)
Adjustments to operating activities	276,569	97,938
Changes in assets and liabilities	4,826	25,831
Net cash provided by operating activities	128,629	2,389

Cash flows from investing activities:
Additions to oil and gas properties	(312,196)	(498,625)
Proceeds from disposition of properties	1,000	17,053
Increase in restricted cash	17,610	(16,850)
Net cash used in investing activities	(293,586)	(498,422)

Cash flows from financing activities:
Proceeds from senior second lien notes	-	1,492,965
Proceeds from first lien term loans	59,400	147,000
Proceeds from term loan facility-ATP Titan Assets	91,000	143,250
Proceeds from term loans	-	46,000
Payments of term loans	(18,046)	(1,262,610)
Deferred financing costs	(4,536)	(59,294)
Proceeds from other long-term obligations	70,327	171,136
Payments of other long-term obligations	(130,882)	(69,091)
Distribution to noncontrolling interest	(36,132)	(10,688)
Proceeds from preferred stock issuances, net of costs	149,781	-
Purchase of capped-call options on ATP common stock	(26,500)	-
Preferred stock dividends	(8,371)	(8,448)
Derivative contracts, net	66,009	-
Other financings, net	(30,625)	-
Exercise of stock options/warrants	307	3,580
Net cash provided by financing activities	181,732	593,800

Effect of exchange rate changes on cash and cash equivalents	705	203

Increase in cash and cash equivalents	17,480	97,970
Cash and cash equivalents, beginning of year	154,695	108,961

Cash and cash equivalents, end of period	$172,175	$206,931

Other Long-term Obligations
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
Net profits interests	$350,073	$331,776
Dollar-denominated overriding royalty interests	37,944	52,825
Total NPI and ORRI obligations	388,017	384,601
Gomez pipeline obligation	73,189	73,868
Vendor deferrals – Gulf of Mexico	10,029	7,096
Vendor deferrals – North Sea	93,202	90,874
Other	2,582	2,582
Total	567,019	559,021
Less current maturities	(153,004)	(86,521)
Other long-term obligations	$414,015	$472,500

Cash Payments Related to Other Long-term Obligations
(In Thousands)
(Unaudited)

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2011	2011
Net profits interests	$37,418	$110,572
Dollar-denominated overriding royalty interests	22,545	94,649
NPI and ORRI payments	59,963	205,221
Gomez pipeline financing	5,827	16,419
Vendor deferrals	1,408	18,846
Total payments	$67,198	$240,486	((1))

(1)	Includes principal of $130,882 and interest of $109,604. The weighted average effective interest rate on our other long-term obligations was 19.2% as of September 30, 2011.

Derivatives Schedule
(Unaudited)

	2011		2012					2013
	4Q	FY	1Q	2Q	3Q	4Q	FY	1Q	FY
Gulf of Mexico
Natural Gas Swaps
Volumes (MMMBtu)	1,380	1,380	1,365	-	-	-	1,365
Price ($/MMBtu)	$4.64	$4.64	$4.64	-	-	-	$4.64

Natural Gas Calls
Volumes (MMMBtu)	920	920	910	910	920	920	3,660
Price ($/MMBtu)	$5.10	$5.10	$5.30	$5.30	$5.30	$5.50	$5.35

Crude Oil Swaps
Volumes (MBbls)	766	766	796	774	782	782	3,134	90	90
Price ($/Bbl)	$95.53	$95.53	$94.60	$95.34	$95.34	$95.34	$95.15	$90.40	$90.40

Prepaid Crude Oil Swaps (1)
Volumes (MBbls)	167	167	177	177	110	12	477
Price ($/Bbl)	$-	$-	$-	$-	$-	$-	$-

Crude Oil Reparticipation Calls
Volumes (MBbls)	184	184
Price ($/Bbl)	$110.00	$110.00

North Sea
Natural Gas Swaps
Volumes (MMMBtu)	460	460	455	455	460	276	1,646
Price ($/MMBtu)(2)	$9.49	$9.49	$9.49	$8.26	$8.26	$9.36	$8.78

The above are ATP's financial and physical commodity contracts outstanding as of November 8, 2011
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) ATP received cash proceeds at closing averaging approximately $107.89 per barrel. During the future contract settlement months, ATP will pay cash based on the prevailing market prices in effect at that time, which may be more or less than ATP was paid.
(2) Assumes currency translation rate of 1.60 USD per GBP which approximates the rate as of November 8, 2011

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
Albert L. Reese Jr., 713-622-3311
Chief Financial Officer
www.atpog.com